ADVANCED TECHNOLOGY INDUSTRIES, INC. VENTURES WITH NURESCELL, INC. AND ACQUIRES STOCK

Berlin, Germany -- August 25, 2000 -- Advanced Technology Industries, Inc. (OTCBB:AVDI) ("ATI") has formed a German company, Nurescel1 AG, in conjunction with Nurescell, Inc. (OTCBB:NUSL) for the commercialization of the nuclear shielding technology of Nurescell, Inc. in Europe, the British Isles, and the former Soviet Union. Nurescell will have a 51% ownership interest in Nurescell AG and ATI will have a 49% interest. Nurescell has granted Nurescell AG a long term license for the Nurescell technology. ATI has agreed to advance the license fee of $1,000,000 payable in quarterly amounts of $250,000 commencing on August 22, 2000 in exchange for its ownership position in Nurescell AG.

As part of the transaction, Nurescell AG was granted a five-year right to purchase up to $4 Million of shares of Nurescell at 80% of the average bid price trading range over a specified time period. Upon purchase, such shares will have the benefit of certain registration rights.

Also, under the agreement, James Samuelson, ATI's Vice President and Chief Financial Officer will replace William Wilson as President of Nurescell, Inc.

In a separate transaction, ATI has entered into an agreement to acquire 3.5 million shares of Nurescell common stock from a shareholder of Nurescell in exchange for 3.5 million shares of ATI common stock which amounts to approximately 22.9% of the outstanding common stock of Nurescell. In addition, the agreement provides that up to an additional 2 million shares of the stock of ATI will be issued to the shareholder if Nurescell AG reaches certain gross revenue levels over a period of five years.

There are provisions in the agreement that limit the right of the shareholder to sell more than 600,000 shares of the ATI stock per year for a five year period and granting certain registration rights incident thereto. In addition, the shareholder has agreed to grant certain voting rights to the ATI shares for the five year period.

ATI is a diversified technology holding company focused on the acquisition and commercialization of new or previously existing but non-commercialized technologies particularly those developed by scientists and engineers in Russia, Israel, Germany and the United States.

This press release may contain certain statements that are "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company notes that statements in this press release which look forward in time, which includes everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Although ATI believes that the expectations reflected in Forward Looking Statements as reasonable, management can give no assurance that such expectations will prove to have been correct.